Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONVEY HEALTH SOLUTIONS HOLDINGS, Inc.

Adopted October 7, 2022

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ARTICLE ONE

The name of the corporation is Convey Health Solutions Holdings, Inc. (the “Company”).

ARTICLE TWO

The registered office of the Company in the State of Delaware is located at 4001 Kennett Pike, Suite 302, Wilmington, County of New Castle, Delaware 19807, and the name of the registered agent whose office address will be the same as the registered office is Maples Fiduciary Services (Delaware) Inc.

ARTICLE THREE

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE FOUR

The total number of shares of all classes of stock which the Company shall have authority to issue is 5,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”). The holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of the Company’s stockholders (and written actions in lieu of meetings).

ARTICLE FIVE

The business and affairs of the Company shall be managed by or under the direction of the board of directors of the Company (the “Board”). Subject to the terms and conditions of that certain Shareholders Agreement, dated as of October 7, 2022, by and among the Company and the stockholders of the Company party thereto (the “Shareholders Agreement”):

(a)            Number of Directors; Voting Generally. Except as otherwise provided in the Shareholders Agreement, the number of directors that shall constitute the whole Board shall be as specified in the Fourth Amended and Restated Bylaws of the Company, adopted and effective as of October 7, 2022 (the “Bylaws”). Each director shall have one vote on any vote of the Board or any committee thereof at a meeting of the Board or any committee (or in a written consent in lieu thereof) and shall be entitled to count as one director for quorum purposes; provided that at each meeting of the Board or any committee thereof, each TPG Affiliated Director (as such term is defined in the Shareholders Agreement) present at such meeting shall be entitled to count for quorum purposes as a number of directors equal to, and shall be entitled to cast at such meeting a number of votes equal to, in each case, the sum of (x) one and (y) the quotient obtained by dividing (i) the difference between (A) the total number of TPG Directors (as such term is defined in the Shareholders Agreement) on the Board and (B) the total number of TPG Directors present at such meeting by (ii) the total number of TPG Affiliated Directors present at such meeting. The vote of a majority of the votes of directors present at any meeting of the Board or any committee thereof at which a quorum is present shall be necessary to constitute the act of the Board or such committee thereof. A majority of the total number of directors (which number shall include at least one TPG Affiliated Director) shall constitute a quorum for the transaction of business at any meeting of the Board or any committee thereof. Every reference in this Third Amended and Restated Certificate of Incorporation and the Bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

(b)            Removal of Directors. Subject to the Shareholders Agreement, any director of the Company or the entire Board may be removed from office as a director with or without cause by vote or other action of the holders of shares representing a majority of the votes entitled to be cast by the holders of Common Stock.

ARTICLE SIX

Unless, and except to the extent that, the Bylaws so require, the election of directors need not be by written ballot.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized from time to time to adopt, amend or repeal the Bylaws, provided that such authority shall not divest or limit the power of the stockholders to adopt, amend or repeal the Bylaws.

ARTICLE EIGHT

To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Company to provide broader exculpation than permitted prior thereto), no director of the Company shall be liable to the Company or its stockholders for monetary damages arising from a breach of fiduciary duty as a director. Any amendment, repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Company existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

ARTICLE NINE

(a)            Certain Acknowledgments. In recognition and anticipation that (i) certain of the directors, partners, principals, officers, members, managers and/or employees of the TPG Investor (as defined in the Shareholders Agreement) (the “TPG Investor”) or its Affiliated Companies (as defined below) may serve as directors or officers of the Company and (ii) the TPG Investor and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii) that the Company and its Affiliated Companies may engage in material business transactions with the TPG Investor and its Affiliated Companies, and that the Company is expected to benefit therefrom, the provisions of this ARTICLE NINE are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the TPG Investor or its Affiliated Companies and/or their respective directors, partners, principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Company (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Company and its officers, directors and stockholders in connection therewith. As used in this Third Amended and Restated Certificate of Incorporation, “Affiliated Companies” shall mean (a) in respect of the TPG Investor, any entity that controls, is controlled by or under common control with the TPG Investor (other than the Company and any company that is controlled by the Company) and any investment entities managed by the TPG Investor or any of its Affiliated Companies (as general partner, sole member or otherwise) and (b) in respect of the Company, any company controlled by the Company.

(b)            Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, none of the TPG Investor, its Affiliated Companies or any of the Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its Affiliated Companies, and none of the TPG Investor, its Affiliated Companies or any of the Exempted Persons shall be liable to the Company or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise) solely by reason of any such activities of the TPG Investor, its Affiliated Companies or any of the Exempted Persons. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Company and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the TPG Investor, its Affiliated Companies or any of the Exempted Persons, even if the opportunity is one that the Company or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each of the TPG Investor, its Affiliated Companies and the Exempted Persons shall have no duty to communicate or offer such business opportunity to the Company or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Company, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise), as a director, officer or stockholder of the Company solely, by reason of the fact that the TPG Investor, its Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its Affiliated Companies. For the avoidance of doubt, each of the TPG Investor, its Affiliated Companies and the Exempted Persons shall, to the fullest extent permitted by law, have the right to, and shall have no duty (whether contractual or otherwise) not to, directly or indirectly: (A) engage in the same, similar or competing business activities or lines of business as the Company or its Affiliated Companies, (B) do business with any client or customer of the Company or its Affiliated Companies, or (C) make investments in competing businesses of the Company or its Affiliated Companies, and such acts shall not be deemed wrongful or improper. Notwithstanding anything to the contrary in this clause (b), the Company does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Exempted Person solely in his or her capacity as a director or officer of the Company.

(c)            Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE NINE, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy.

(d)            Amendment of this Article. To the fullest extent permitted by law, neither the alteration, amendment or repeal of this ARTICLE NINE nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE NINE shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.

(e)            Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Company (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE NINE.

ARTICLE TEN

Section 203 of the Delaware General Corporation Law shall not apply to the Company.

ARTICLE ELEVEN

For so long as the Shareholders Agreement is in effect, the provisions of the Shareholders Agreement shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Shareholders Agreement. In the event that any provision of this Third Amended and Restated Certificate of Incorporation conflicts with a provision in the Shareholders Agreement for so long as the Shareholders Agreement is in effect, the provision in the Shareholders Agreement shall govern, and any inconsistent provision of this Third Amended and Restated Certificate of Incorporation shall automatically be amended to be consistent with such provision in the Shareholders Agreement prior to the termination thereof, unless such amendment would be in contravention of the requirements of the Delaware General Corporation Law.

[Signature page follows]

IN WITNESS WHEREOF, Convey Health Solutions Holdings, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be signed by Timothy Fairbanks, its duly authorized officer, as of the date first written above.

CONVEY HEALTH SOLUTIONS HOLDINGS, INC.

By:	/s/ Timothy Fairbanks
	Name:	Timothy Fairbanks
	Title:	Chief Financial Officer and Executive Vice President

[Signature Page to Amended and Restated Certificate of Incorporation of Convey Health Solutions Holdings, Inc.]